Exhibit 21
SUBSIDIARIES
DELPHAX TECHNOLOGIES INC. AND SUBSIDIARIES
The Company’s subsidiaries, all of which are wholly owned, are as follows:
          Delphax Technologies Canada Ltd.
          Delphax Technologies Limited
          Delphax Technologies S.A.S.
          Check Technology Pty Limited
          GTI Holdings
          GTI Ventures